UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 (File Nos. 333-238142 and 333-227816) TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITHIUM AMERICAS (ARGENTINA) CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(Province or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

900 West Hastings Street, Suite 300,

Vancouver, British Columbia

Canada, V6C 1E5
(Address of principal executive offices)

Lithium Americas (Argentina) Corp. Second Amended and Restated Equity Incentive Plan (as amended by the Board on May 15, 2023)
(Full title of plan)

C T Corporation System

28 Liberty St.

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company" in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

EXPLANATORY NOTE

Lithium Americas (Argentina) Corp. (the "Registrant" or "Lithium Argentina") (formerly "Lithium Americas Corp.") is filing this Post-Effective Amendment No. 1 to each of the Lithium America Corp.'s ("LAC") registration statements on Form S-8 (File Nos. 333-238142 and 333-227816), as filed with the Securities and Exchange Commission (the "SEC") on May 8, 2020 and October 15, 2018, respectively (such registration statements, collectively, the "Prior Registration Statements"). Pursuant to the Prior Registration Statements, common shares of LAC were registered for issuance under LAC's Amended and Restated Equity Incentive Plan, dated May 30, 2018 (the "2018 Plan") and its Amended and Restated Equity Incentive Plan, dated April 5, 2020 (the "2020 Plan" and, together with the 2018 Plan, the "Prior Plans").

On October 3, 2023, a reorganization was completed that resulted in the separation of LAC's North American and Argentinian business units into two independent public companies (the "Separation"). The Separation resulted in (i) LAC being renamed "Lithium Americas (Argentina) Corp." which owns the Argentinian lithium assets owned by LAC prior to the Separation, and (ii) the establishment of a company named "Lithium Americas Corp." ("New LAC"), which owns the North American investments owned by LAC prior to the Separation.

On May 15, 2023, LAC's Board of Directors (the "Board") adopted amendments to the 2020 Plan to make certain improvements and to accommodate and govern the Separation. The amended plan is LAC's Second Amended and Restated Equity Incentive Plan (as amended by the Board on May 15, 2023) (the "2023 Plan").

Upon the effective time of the Separation, among other things, each outstanding RSU, DSU, and PSU of LAC granted under the Prior Plans (collectively, the "Prior LAC Awards") was exchanged for (i) 1 Lithium Argentina RSU, DSU, or PSU, respectively, granted by Lithium Argentina and to be redeemed for a Lithium Argentina common share (collectively, the "Lithium Argentina Awards") and (ii) 1 New LAC RSU, DSU or PSU, respectively, granted by New LAC and to be redeemed for a New LAC common share. The Prior LAC Awards were then cancelled.

LAC's 2023 Plan became the Registrant's equity incentive plan (the "Lithium Argentina Equity Incentive Plan") upon effectiveness of the Separation. The Lithium Argentina Equity Incentive Plan will govern the Lithium Argentina Awards, as described in the Registrant's management information circular dated June 16, 2023, relating to the Separation, which was furnished to the SEC on Form 6-K on May 26, 2023. For the purposes of the Lithium Argentina Incentive Plan, the Lithium Argentina Awards are deemed to be a continuation of the earlier granted outstanding Prior LAC Awards for which they were exchanged as part of the Separation, and the grant of Lithium Argentina Awards will not be treated as a new grant of awards. Accordingly, the date on which Lithium Argentina Awards were granted for the purposes of the Separation will be deemed to be the date of the grant of the Prior LAC Award for which such Lithium Argentina Awards were exchanged as part of the Separation.

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 is hereby filed to cover the issuance of the Lithium Argentina common shares underlying the Lithium Argentina Awards pursuant to the Lithium Argentina Equity Incentive Plan. The registration fees were paid at the time of filing of the Prior Registration Statements. Because no additional securities are being registered, no further registration fee is required.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a) Our Annual Report on Form 40-F as filed with the SEC on April 3, 2023;

(b) Our Current Reports on Form 6-K furnished to the SEC on February 8, 2023, February 27, 2023 and October 5, 2023. In addition, Exhibits 99.1 and 99.2 of our Current Report on Form 6-K furnished to the SEC on May 17, 2023, Exhibit 99.2 of our Current Report on Form 6-K furnished to the SEC on June 26, 2023 and Exhibits 99.1 and 99.2 of our Current Report on Form 6-K furnished to the SEC on August 11, 2023.

(c) All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act") since December 31, 2022.

(d) The description of the Common Shares contained in our Registration Statement on Form F-10, as filed with the SEC on February 15, 2023, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, and any Form 6-K furnished by us during such period or portions thereof that are identified in such Form 6-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) (the "BCBCA") provides that the Registrant may do one or both of the following:

(a)   indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable;

(b)  after the final disposition of an eligible proceeding (as defined below), pay the expenses (as defined below) actually or reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, the Registrant must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (i) has not been reimbursed for those expenses; and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.  The BCBCA also provides that the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding provided the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purposes of the applicable division of the BCBCA, an "eligible party", in relation to the Registrant, means an individual who:

(a)   is or was a director or officer of the Registrant;

(b)  is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the Registrant, or at the request of the Registrant; or

(c)  at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "eligible penalty" under the BCBCA means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

"expenses" include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

An "associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party" above.

Notwithstanding the foregoing, the BCBCA prohibits the Registrant from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a)   if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)   if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interest of the Registrant or the associated corporation, as the case may be; or

(d)  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or an associated corporation, the Registrant must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of that proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of the Registrant or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)   order the Registrant to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

(b)   order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)   order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

(d)   order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164; or

(e)   make any other order the court considers appropriate.

The BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

The Registrant's articles provide that the Registrant must indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity above.

The Registrant's articles define "eligible penalty" to mean a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.  An "eligible proceeding" means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an "eligible party") or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant (a) is or may be joined as a party; or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

The Registrant's articles further provide that subject to any restrictions in the BCBCA, the Registrant may indemnify any person.  The failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Registrant; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (iii) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; (iv) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Exhibit
4.1*	Lithium Americas Corp. Amended and Restated Equity Incentive Plan, dated April 5, 2020 (the "2020 Plan")
4.2	Lithium Americas (Argentina) Corp. Second Amended and Restated Equity Incentive Plan, as amended by the Board on May 15, 2023 (the "2023 Plan")
5.1*	Opinion of Cassels Brock & Blackwell LLP with respect to the 2020 Plan
5.2	Opinion of Cassels Brock & Blackwell LLP with respect to the 2023 Plan
23.1*	Consent of Cassels Brock & Blackwell LLP (Included in Exhibit 5.1)
23.2	Consent of Cassels Brock & Blackwell LLP (Included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of Qualified Person (David Burga)
23.5	Consent of Qualified Person (Ernest Burga)
23.6	Consent of Qualified Person (Daniel Weber)
23.7	Consent of Qualified Person (Anthony Sanford)
23.8	Consent of Qualified Person (Marek Dworzanowski)
23.9	Consent of Qualified Person (Daniel Roth)
23.10	Consent of Qualified Person (Walter Mutler
23.11	Consent of Qualified Person (Laurie Tahija)
23.12	Consent of Qualified Person (Kevin Bahe)
23.13	Consent of Qualified Person (Eugenio Iasillo)
23.14	Consent of Qualified Person (Paul Kaplan)
23.15	Consent of Qualified Person (Kevin Martina)
23.16	Consent of Qualified Person (Tyler Cluff)
23.17	Consent of Qualified Person (Benson Chow)
23.18	Consent of Qualified Person (Bruce Shannon)
23.19	Consent of Qualified Person (Rene LeBlanc)
23.20	Consent of Qualified Person (Frederik Reidel)
23.21	Consent of BMO Nesbitt Burns Inc.
23.22	Consent of Stifel Nicolaus Canada Inc.
23.23	Consent of McCarthy Tétrault LLP
24.1	Power of Attorney (See Signature Pages)

* Previously filed

Item 9.  Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the  6th day of October, 2023.

LITHIUM AMERICAS (ARGENTINA) CORP.

/s/ John Kanellitsas
Name:	John Kanellitsas
Title:	President and Interim Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John Kanellitsas and Alex Shulga as his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John Kanellitsas	President, Interim Chief Executive Officer and Executive Director (Chair)	October 6, 2023
John Kanellitsas

/s/ Alex Shulga	VP and Chief Financial Officer	October 6, 2023
Alex Shulga

/s/ George Ireland	Lead Independent Director	October 6, 2023
George Ireland

/s/ Diego Lopez Casanello	Director	October 6, 2023
Diego Lopez Casanello

/s/ Franco Mignacco	Director	October 6, 2023
Franco Mignacco

/s/ Robert Doyle	Director	October 6, 2023
Robert Doyle

/s/ Calum Morrison	Director	October 6, 2023
Calum Morrison

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on the 6th day of October, 2023.

By:	/s/ John Kanellitsas
Name: John Kanellitsas
Title: President and Interim CEO